UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

EHEALTH, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

E007468 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

WPG Enterprise Fund III, LLC (“WPGEF III”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

359,007 shares, except that WPG VC Fund Adviser, LLC (“WPG VCFA”), the fund investment advisory member of WPGEF III, may be deemed to have shared power to vote these shares, and Christopher J. Schaepe (“Schaepe”), a managing member of WPG VCFA may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

359,007 shares, except that WPG VCFA, the fund investment advisory member of WPGEF III, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

359,007
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

1.7%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

Weiss, Peck & Greer Venture Associates IV, LLC (“WPGVA IV”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

410,568 shares, except that WPG VCFA, the fund investment advisory member of WPGVA IV, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

410,568 shares, except that WPGFA, the fund investment advisory member of WPGVA IV, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

410,568
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

1.9%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

Weiss, Peck & Greer Venture Associates IV Cayman, LP (“WPGVA IV Cayman”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

51,753 shares, except that WPG VCFA, the fund investment advisory partner of WPGVA IV Cayman, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

51,753 shares, except that WPG VCFA, the fund investment advisory partner of WPGVA IV Cayman, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

51,753
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.2%
12.	Type of Reporting Person (See Instructions)

PN

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

WPG Information Sciences Entrepreneur Fund, LP (“WPGISEF”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

15,907 shares, except that WPG VCFA, the general partner of WPGISEF, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

15,907 shares, except that WPG VCFA, the general partner of WPGISEF, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

15,907
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.1%
12.	Type of Reporting Person (See Instructions)

PN

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

WPG VC Fund Adviser, LLC (“WPG VCFA”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

0
6. Shared Voting Power

837,235 shares, of which 359,007 are directly owned by WPGEF III, 410,568 are directly owned by WPGVA IV, 51,753 are directly owned by WPGVA IV Cayman and 15,907 of which are directly owned by WPGISEF. WPG VCFA, the fund investment advisory member of WPGEF III and WPGVA IV, the fund investment advisory partner of WPGVA IV Cayman and the general partner of WPGISEF, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to vote these shares.
7. Sole Dispositive Power

0
8. Shared Dispositive Power

837,235 shares, of which 359,007 are directly owned by WPGEF III, 410,568 are directly owned by WPGVA IV, 51,753 are directly owned by WPGVA IV Cayman and 15,907 of which are directly owned by WPGISEF. WPG VCFA, the fund investment advisory member of WPGEF III and WPGVA IV, the fund investment advisory partner of WPGVA IV Cayman and the general partner of WPGISEF, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA may be deemed to have shared power to dispose these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

837,235
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

3.9%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

Weiss, Peck & Greer Venture Associates V, LLC (“WPGVA V”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

669,792 shares, except that WPG VC Fund Adviser II, LLC (“WPG VCFA II”), the fund investment advisory member of WPGVA V, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

669,792 shares, except that WPG VCFA II, the fund investment advisory member of WPGVA V, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

669,792
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

3.1%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

Weiss, Peck & Greer Venture Associates V-A, LLC (“WPGVA V-A”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

5,608 shares, except that WPG VCFA II, the fund investment advisory member of WPGVA V-A, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

5,608 shares, except that WPG VCFA II, the fund investment advisory member of WPGVA V-A, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,608
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.0%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

Weiss, Peck & Greer Venture Associates V Cayman, LP (“WPGVA V Cayman”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

137,473 shares, except that WPG VCFA II, the fund investment advisory partner of WPGVA V Cayman, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

137,473 shares, except that WPG VCFA II, the fund investment advisory partner of WPGVA V Cayman, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

137,473
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.6%
12.	Type of Reporting Person (See Instructions)

PN

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

WPG Information Sciences Entrepreneur Fund II, LLC (“WPGISEF II”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

15,069 shares, except that WPG VCFA II, the fund investment advisory member of WPGISEF II, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

15,069 shares, except that WPG VCFA II, the fund investment advisory member of WPGISEF II, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

15,069
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.1%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

WPG Information Sciences Entrepreneur Fund II-A, LLC (“WPGISEF II-A”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

9,292 shares, except that WPG VCFA II, the fund investment advisory member of WPGISEF II-A, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to vote these shares.
6. Shared Voting Power

See response to row 5.
7. Sole Dispositive Power

9,292 shares, except that WPG VCFA II, the fund investment advisory member of WPGISEF II-A, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to dispose these shares.
8. Shared Dispositive Power

See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

9,292
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.0%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

WPG VC Fund Adviser II, LLC (“WPG VCFA II”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

0
6. Shared Voting Power

837,234 shares, of which 669,792 are directly owned by WPGVA V, 5,608 are directly owned by WPGVA V-A, 137,473 are directly owned by WPGVA V Cayman, 15,069 are directly owned by WPGISEF II, and 9,292 are directly owned by WPGISEF II-A. WPG VCFA II, the fund investment advisory member of WPGVA V, WPGVA V-A, WPGISEF II and WPGISEF II-A, and the fund investment advisory partner of WPGVA V Cayman, may be deemed to have shared power to vote these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to vote these shares.
7. Sole Dispositive Power

0
8. Shared Dispositive Power

837,234 shares, of which 669,792 are directly owned by WPGVA V, 5,608 are directly owned by WPGVA V-A, 137,473 are directly owned by WPGVA V Cayman, 15,069 are directly owned by WPGISEF II, and 9,292 are directly owned by WPGISEF II-A. WPG VCFA II, the fund investment advisory member of WPGVA V, WPGVA V-A, WPGISEF II and WPGISEF II-A, and the fund investment advisory partner of WPGVA V Cayman, may be deemed to have shared power to dispose these shares, and Mr. Schaepe, a managing member of WPG VCFA II may be deemed to have shared power to dispose these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

837,234
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

3.9%
12.	Type of Reporting Person (See Instructions)

OO

CUSIP No. E007468

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

Christopher J. Schaepe (“Schaepe”)
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power

0
6. Shared Voting Power

1,674,469 shares, of which 359,007 are directly owned by WPGEF III, 410,568 are directly owned by WPGVA IV, 51,753 are directly owned by WPGVA IV Cayman, 15,907 are directly owned by WPGISEF, 669,792 are directly owned by WPGVA V, 5,608 are directly owned by WPGVA V-A, 137,473 are directly owned by WPGVA V Cayman, 15,069 are directly owned by WPGISEF II, and 9,292 are directly owned by WPGISEF II-A. Mr. Schaepe is (1) a managing member of WPG VCFA, the fund investment advisory member of WPGEF III and WPGVA IV, the fund investment advisory partner of WPGVA IV Cayman and the general partner of WPGISEF and (2) a managing member of WPG VCFA II, the fund investment advisory member of WPGVA V, WPGVA V-A, WPGISEF II and WPGISEF II-A, and the fund investment advisory partner of WPGVA V Cayman, and may be deemed to have shared power to vote these shares. Mr. Schaepe disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein.
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,674,469 shares, of which 359,007 are directly owned by WPGEF III, 410,568 are directly owned by WPGVA IV, 51,753 are directly owned by WPGVA IV Cayman, 15,907 are directly owned by WPGISEF, 669,792 are directly owned by WPGVA V, 5,608 are directly owned by WPGVA V-A, 137,473 are directly owned by WPGVA V Cayman, 15,069 are directly owned by WPGISEF II, and 9,292 are directly owned by WPGISEF II-A. Mr. Schaepe is (1) a managing member of WPG VCFA, the fund investment advisory member of WPGEF III and WPGVA IV, the fund investment advisory partner of WPGVA IV Cayman and the general partner of WPGISEF and (2) a managing member of WPG VCFA II, the fund investment advisory member of WPGVA V, WPGVA V-A, WPGISEF II and WPGISEF II-A, and the fund investment advisory partner of WPGVA V Cayman, and may be deemed to have shared power to dispose these shares. Mr. Schaepe disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,674,469
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

7.7%
12.	Type of Reporting Person (See Instructions)

IN

Item 1.	(a)	Name of Issuer

eHealth, Inc.

	(b)	Address of Issuer’s Principal Executive Offices

440 East Middlefield Road Mountain View, CA 94043

Item 2.	(a)	Name of Person Filing

This Statement is filed by WPG Enterprise Fund III, LLC, a California limited liability company (“WPGEF III”), Weiss, Peck & Greer Venture Associates IV, LLC, a Delaware limited liability company (“WPGVA IV”), Weiss, Peck & Greer Venture Associates IV Cayman, LP, a limited partnership organized under the laws of Cayman Islands (“WPGVA IV Cayman”), WPG Information Sciences Entrepreneur Fund, LP, a Delaware limited partnership (“WPGISEF”), WPG VC Fund Adviser, LLC, a Delaware limited liability company (“WPG VCFA”), Weiss, Peck & Greer Venture Associates V, LLC, a California limited liability company (“WPGVA V”), Weiss, Peck & Greer Venture Associates V-A, LLC, a California limited liability company (“WPGVA V-A”), Weiss, Peck & Greer Venture Associates V Cayman, LP, a limited partnership organized under the laws of Cayman Islands (“WPGVA V Cayman”), WPG Information Sciences Entrepreneur Fund II, LLC, a California limited liability company (“WPGISEF II”), WPG Information Sciences Entrepreneur Fund II-A, LLC, a California limited liability company (“WPGISEF II-A”), WPG VC Fund Adviser II, LLC, a California limited liability company (“WPG VCFA II”) and Christopher J. Schaepe (“Schaepe”). The foregoing entities and individual are collectively referred to as the “Reporting Persons.”

	(b)	Address of Principal Business Office or, if none, Residence

The address for each of the Reporting Persons is: c/o Lightspeed Venture Partners 2200 Sand Hill Road Menlo Park, CA 94025

	(c)	Citizenship

WPGEF III, WPGVA IV, WPG VCFA, WPGVA V, WPGVA V-A, WPGISEF II, WPGISEF II-A and WPG VCFA II are Delaware limited liability companies.

WPGISEF is a Delaware limited partnership

WPGVA IV Cayman and WPGVA V Cayman are limited partnerships organized under the laws of Cayman Islands.

Mr. Schaepe is a United States citizen.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

E007468

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b) Percent of class:

See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of

See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited liability company agreements of WPGEF III, WPGVA V, WPGVA V-A, WPGISEF II, WPGISEF II-A, WPG VCFA II, WPGVA IV and WPG VCFA, and the limited partnership agreements of WPGISEF, WPGVA IV Cayman and WPGVA V Cayman, the general and limited members or partners, as the case may be, of each of such entities may have the right to receive dividends on, or the proceeds from the sale of, the shares of the issuer owned by each such entity of which they are a member or a partner.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007

WPG Enterprise Fund III, LLC Weiss, Peck & Greer Venture Associates IV, LLC

By:	WPG VC Fund Adviser, LLC, its fund investment advisory member

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Weiss, Peck & Greer Venture Associates IV Cayman, LP

By:	WPG VC Fund Adviser, LLC, its fund investment advisory partner

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

WPG Information Sciences Entrepreneur Fund, LP

By:	WPG VC Fund Adviser, LLC, its general partner

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Weiss, Peck & Greer Venture Associates V, LLC
Weiss, Peck & Greer Venture Associates V-A, LLC
WPG Information Sciences Entrepreneur Fund II, LLC
WPG Information Sciences Entrepreneur Fund II-A, LLC

By:	WPG VC Fund Adviser II, LLC, its fund investment advisory member

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Weiss, Peck & Greer Venture Associates V Cayman, LP

By:	WPG VC Fund Adviser II, LLC, its fund investment advisory partner

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

WPG VC Fund Adviser, LLC

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

WPG VC Fund Adviser II, LLC

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Christopher J. Schaepe

/s/ Christopher J. Schaepe

EXHIBIT INDEX

Exhibit
Exhibit A: Agreement of Joint Filing

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2007

WPG Enterprise Fund III, LLC
Weiss, Peck & Greer Venture Associates IV, LLC

By:	WPG VC Fund Adviser, LLC, its fund investment advisory member

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Weiss, Peck & Greer Venture Associates IV Cayman, LP

By:	WPG VC Fund Adviser, LLC, its fund investment advisory partner

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

WPG Information Sciences Entrepreneur Fund, LP

By:	WPG VC Fund Adviser, LLC, its general partner

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Weiss, Peck & Greer Venture Associates V, LLC
Weiss, Peck & Greer Venture Associates V-A, LLC
WPG Information Sciences Entrepreneur Fund II, LLC
WPG Information Sciences Entrepreneur Fund II-A, LLC

By:	WPG VC Fund Adviser II, LLC, its fund investment advisory member

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Weiss, Peck & Greer Venture Associates V Cayman, LP

By:	WPG VC Fund Adviser II, LLC, its fund investment advisory partner

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

WPG VC Fund Adviser, LLC

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

WPG VC Fund Adviser II, LLC

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe
Managing Member

Christopher J. Schaepe

/s/ Christopher J. Schaepe